Exhibit 99.1

{Charles & Colvard Logo}

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: Fran Barsky 919.244.7357 fbarsky@charlesandcolvard.com
FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS $1.1 MILLION IMPROVEMENT IN THIRD QUARTER PROFITABILITY, AS SALES INCREASE 40% FROM PRIOR-YEAR PERIOD

COMPANY REPORTS DILUTED EPS OF $0.06 IN FIRST NINE MONTHS OF 2010 VS. NET LOSS OF ($0.17) PER SHARE IN SAME PERIOD OF 2009

MORRISVILLE, N.C., October 28, 2010 - Charles & Colvard, Ltd. (NASDAQ Global Select Market: CTHR), the sole manufacturer of moissanite lab-created gemstones, The Most Brilliant Jewel in the WorldTM, today announced its financial results for the third quarter and first nine months of 2010.

Third Quarter Highlights:

•	Profitable Q3 2010 – net income of $511,952 vs. prior-year period net loss of ($569,367)

•	Net sales increase 40% to $3.0 million vs. $2.1 million in Q3 2009

•	$8.3 million cash and investments, no long-term debt

•	Positive cash flow from operations

Net sales for the three months ended September 30, 2010 increased 40% to approximately $3.0 million, compared with approximately $2.1 million in sales during the corresponding period of the previous year. The improvement in net sales during the quarter reflects increased reorders from the Company’s existing customer base, which resulted from the Company’s collaborative efforts with its channel partners to increase retail sell-through of moissanite jewelry to consumers. Net sales for the nine months ended September 30, 2010 approximated $9.2 million, which represented an increase of 54% when compared with approximately $6.0 million in sales during the corresponding period of the previous year. The improvement in year-to-date sales through September 30, 2010 was primarily due to management’s execution of its strategy to revitalize existing customer relationships, along with the addition of several new domestic and international customers during the period.

The Company recorded net income during the quarter of $511,952, or $0.03 per diluted share, representing an approximate $1.1 million improvement relative to a net loss “as adjusted” of ($569,367), or ($0.03) per diluted share, in the third quarter of 2009. For the nine months ended September 30, 2010, net income totaled $1,146,652, or $0.06 per diluted share, representing an approximate $4.2 million improvement relative to a net loss “as adjusted” of ($3,092,877), or ($0.17) per diluted share, in the same period of 2009.

“We are very pleased to report higher sales and our third consecutive quarter of profitability, which clearly illustrates the progress the Company’s new management team has made over the past twelve months,” noted Randy N. McCullough, Chief Executive Officer of Charles & Colvard, Ltd. “The most recent quarter was particularly notable for improved customer sell-through at the retail level, in response to consumer-driven pricing and other sales programs that were implemented in collaboration with our existing channel partners. Looking forward, our strategy calls for greater emphasis on identifying additional channel partners that can take us into new domestic and international markets, and a number of initiatives are underway in this regard.

Charles & Colvard Reports Third Quarter 2010 Financial Results
October 28, 2010

“Over the past three quarters, we have returned to profitability, achieved an impressive sales turnaround, restored positive cash flow from operations, resolved legacy issues that had damaged customer loyalty, and greatly strengthened our channel partner relationships. Store-level training programs have been developed, enterprise-level IT systems installed, and operational controls implemented, thereby providing critical tools that can support new sales initiatives, more efficient production, and improved profitability as we expand our channels of distribution.

“We now believe that our management team, with over 100 years of combined jewelry experience, is well-positioned to focus on expanding the business,” continued McCullough. “An arsenal of marketing materials is now available or is currently under development to support future growth, including counter displays, catalogs, postcards, brochures, certification cards, warranties, backlit signage, banners, and television commercial spots. In addition, a team has been tasked with improving our Internet presence and social networking capabilities, pursuant to which a series of projects will be completed and deployed early in 2011 that we believe will increase sales and market awareness of moissanite. During my 39 years in the jewelry industry, I have never been as excited as I am today regarding our progress and the opportunities we have identified at Charles & Colvard, and I am confident in our ability to significantly enhance shareholder value in coming years.”

Contributing to net income in the three and nine months ended September 30, 2010 was a reduction in operating expenses of $139,648, or 8%, and $1.4 million, or 22%, respectively, when compared with the same periods in 2009, due primarily to ongoing cost control initiatives that commenced in the latter part of 2009.

Prior-year results are shown “as adjusted” due to a change in the Company’s method of accounting for inventories from the first-in, first-out (“FIFO”) method to the average cost method, which was adopted January 1, 2010. As a result, cost of goods sold increased in the third quarter of 2009 by $67,909 and net income decreased by the same amount. In addition, inventory decreased $2.2 million as of September 30, 2009 due to the cumulative change in accounting principle.

Financial Position

The Company’s cash and liquid long-term investments totaled $8.3 million, and there was no long-term debt outstanding, at the end of the most recent quarter. Cash generated from operations was $220,606 and $851,442 during the three and nine months ended September 30, 2010, respectively. During the third quarter of 2010, net income of $511,952 and a net decrease in inventory of $472,010 were the primary drivers of positive cash flow and more than offset an increase in net trade accounts receivable of $634,910 and a decrease in trade accounts payable of $157,892. During the nine months ended September 30, 2010, net income of $1,146,652, a net decrease in inventory of $1,458,504, and an increase in accrued cooperative advertising of $373,000 were the primary drivers of positive cash flow, more than offsetting a net increase in trade accounts receivable of $2,179,285.

Total inventory, including long-term and consignment inventory, approximated $37.7 million as of September 30, 2010, which was down from approximately $39.1 million at the end of 2009 primarily as a result of sales, offset in part by purchases of silicon carbide and jewelry castings, findings, and other jewelry components. Trade accounts receivable approximated $3.2 million at the end of the most recent quarter, up from approximately $1.0 million at the end of 2009, primarily due to increased sales during the three months ended September 30, 2010.

Investor Conference Call

The Company will host an investor conference call at 4:30 p.m. Eastern Time (EDT) today, October 28, 2010, to discuss its third quarter and nine-month operating results, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing (877) 407-9210 (international/local participants dial (201) 689-8049) and asking to be connected to the “Charles & Colvard Conference Call” a few minutes before 4:30 p.m. EDT on October 28, 2010. A live webcast of the call can also be accessed from the Company’s website at www.charlesandcolvard.com. A replay of the conference call will be available from 7:00 p.m. EDT on October 28, 2010 until 11:59 p.m. EST on November 12, 2010 by dialing (877) 660-6853 (international/local participants dial (201) 612-7415) and entering the conference ID number 358829 and account number 286, both of which are required for playback.

The call will also be archived on the Company’s website at www.charlesandcolvard.com  through November 12, 2010.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the global sole source of moissanite, a unique, near-colorless lab-created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite is currently used in fine jewelry sold primarily through domestic and international retailers. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

Charles & Colvard and Charles & Colvard Created Moissanite are registered trademarks of Charles & Colvard, Ltd. The Company is headquartered in Morrisville, North Carolina, and its common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers, any continued trends in the general economy that would adversely affect consumer spending, dependence on consumer acceptance of our products, dependence on Cree, Inc. as the current supplier of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, risks of conducting business in foreign countries, dependence on third parties for the sales and marketing of our products to end consumers, and the impact of significant changes in our management on our ability to execute our business strategy in the near-term, in addition to the other risks and uncertainties described in more detail in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Financial Highlights Follow

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Charles & Colvard Reports Third Quarter 2010 Financial Results
October 28, 2010

Charles & Colvard, Ltd.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009 *	2010	2009 *
Net sales	$3,002,608	$2,145,003	$9,184,912	$5,950,398
Costs and expenses:
Cost of goods sold	1,089,600	916,845	3,547,845	2,714,557
Sales and marketing	504,305	673,917	1,665,918	1,504,308
General and administrative	1,130,070	1,082,000	3,175,537	4,411,042
Research and development	12,979	31,084	63,829	376,775
Total costs and expenses	2,736,954	2,703,846	8,453,129	9,006,682
Income (loss) from operations	265,654	(558,843)	731,783	(3,056,284)
Interest income	28,715	6,746	87,033	25,594
Interest expense	(880)	-	(2,645)	-
Income (loss) before income taxes	293,489	(552,097)	816,171	(3,030,690)
Income tax net benefit (expense)	218,463	(17,270)	330,481	(62,187)
Net income (loss)	$511,952	$(569,367)	$1,146,652	$(3,092,877)

Net income (loss) per common share:
Basic	$0.03	$(0.03)	$0.06	$(0.17)
Fully diluted	$0.03	$(0.03)	$0.06	$(0.17)

Weighted average number of shares used in computing net income (loss) per common share:
Basic	19,261,941	18,925,224	19,144,036	18,638,453
Fully diluted	19,515,550	18,925,224	19,392,644	18,638,453

* As adjusted for the retroactive application to prior period financial statements resulting from a change in the Company’s method of accounting for inventories from the first-in, first-out (“FIFO”) method to the average cost method that was adopted January 1, 2010.

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Charles & Colvard Reports Third Quarter 2010 Financial Results
October 28, 2010

Charles & Colvard, Ltd.
Condensed Consolidated Balance Sheets

	September 30, 2010 (unaudited)	December 31, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$4,001,991	$7,405,685
Accounts receivable, net	3,222,581	1,043,296
Interest receivable	37,821	65
Income tax receivable	113,030	-
Note receivable, net	-	54,627
Inventory, net	6,399,344	3,340,712
Prepaid expenses and other assets	287,055	188,812
Total current assets	14,061,822	12,033,197
Held-to-maturity investments	4,296,600	-
Inventory, non-current, net	31,268,069	35,785,205
Property and equipment, net	248,265	218,418
Patent and license rights, net	257,852	260,548
Deferred income taxes, non-current	102,443	-
Other assets, non-current	1,990	1,990
TOTAL ASSETS	$50,237,041	$48,299,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$295,866	$265,439
Accrued cooperative advertising	546,000	173,000
Accrued expenses and other liabilities	209,074	157,954
Total current liabilities	1,050,940	596,393
Long-term liabilities:
Accrued income taxes	943,651	1,058,659
Total liabilities	1,994,591	1,655,052
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,097,255	52,906,459
Additional paid-in capital – share-based compensation	6,672,423	6,411,727
Accumulated deficit	(11,527,228)	(12,673,880)
Total shareholders’ equity	48,242,450	46,644,306
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$50,237,041	$48,299,358

* As adjusted for the retroactive application to prior period financial statements resulting from a change in the Company’s method of accounting for inventories from the first-in, first-out (“FIFO”) method to the average cost method that was adopted January 1, 2010.